UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPARTON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	38-1054690
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

425 North Martingale Road, Suite 2050 Schaumburg, Illinois	60173-2213
(Address of principal executive offices)	(Zip Code)

Sparton Corporation Deferred Compensation Plan

(Full title of the plan)

Cary B. Wood	Copy to:
President and Chief Executive Officer Sparton Corporation 425 North Martingale, Suite 2050 Schaumburg, Illinois 60173-2213	Carrie Leahy Bodman PLC 201 S. Division, Suite 400 Ann Arbor, Michigan 48104
(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per Share	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Deferred Compensation Obligations(1)	$5,000,000	100%	$5,000,000	$644.00

(1)	The Deferred Compensation Obligations being registered are general unsecured obligations of Sparton Corporation to pay deferred compensation in the future in accordance with the terms of the Sparton Corporation Deferred Compensation Plan.
(2)	Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed by Sparton Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated by reference into this Registration Statement as of their respective dates:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the Commission on September 3, 2013 (SEC File No. 001-01000).

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2013, filed with the Commission on February 3, 2014 (SEC File No. 001-01000).

(c)	Registrant’s Current Reports on Form 8-K filed with the Commission on September 3, 2013, September 4, 2013, September 17, 2013, November 5, 2013, November 6, 2013, November 14, 2013, February 3, 2014 and February 4, 2014 (SEC File No. 001-01000).

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

This Registration Statement registers $5,000,000 of deferred compensation obligations to be offered to Participants (as defined below) under the Sparton Corporation Deferred Compensation Plan (the “Plan”).

The Plan is an unfunded, nonqualified deferred compensation plan designed to allow a select group of management or highly compensated employees of the Registrant (each, a “Participant” and collectively, the “Participants”) to save for retirement on a tax-deferred basis by deferring certain amounts of their compensation on annual basis (each such year, a “Plan Year”). The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The effective date of the Plan is January 1, 2014. The initial Plan Year will commence April 1, 2014 and end December 31, 2014. Each subsequent Plan Year will commence on January 1 of that year and end on December 31 of that year.

Each Participant may be offered the choice of electing to defer one or more of the following, as applicable: up to 80% of his or her base salary, bonuses under the Registrant’s Short-Term Incentive Plan and Long-Term Incentive Plans and other earned compensation designated as a bonus, director fees and commissions, and up to 100% of any contributions to the Registrant’s 401(k) plan refunded to the Participant. The amounts deferred under the Plan represent an unsecured general obligation of the Registrant to make payments to the Participant at some time in the future. Amounts deferred under the Plan will be credited to bookkeeping accounts maintained by the Registrant for each Participant and will be credited or debited with the Participant’s proportionate share of any gains or losses attributable to investment alternatives selected by the Participant. The investment alternatives are to be used for measurement purposes only and amounts deferred under the Plan will not represent any actual investment made on the Participant’s behalf by the Registrant. The amount that the Registrant is required to pay under the Plan is equal to the sum of (a) the elective deferrals made by the Participant and (b) any discretionary contributions the Registrant may make to the Participant from time to time in its sole discretion, as adjusted for the hypothetical gains or losses based on the investment alternatives selected by the Participant.

The amounts payable to Participants under the Plan will be distributed in accordance with the distribution provisions of the Plan. Distributions cannot be made prior to the distribution dates specified by the Participants, other than withdrawals made in the event of a Participant’s “unforeseeable emergency,” as defined in the Plan. Participants will receive distributions upon the earliest to occur of (a) the Participant’s termination of employment for any reason other than death, disability or retirement, which will be made in a lump sum payment, (b) the Participant’s death prior to retirement, which will be made in a lump sum payment, or (c) the Participant’s disability or retirement, which will in either case be made in a lump sum payment or, if the Participant shall elect at the time of deferral, annual installments for a period of up to five years. In addition, a Participant may elect, at the time of deferral, and prior to retirement, to receive his or her distribution for a given plan year in a lump sum payment on a specific date designated by the Participant that is at least two years from the beginning of that plan year. Such election would not be deemed an acceleration of benefits for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

The Registrant’s Board of Directors (the “Board”) may designate, at its sole discretion, persons to serve as the members of the plan committee (the “Committee”) from time-to-time and, if no such persons are designated, the Registrant will serve as the Committee. The eligibility of each Participant shall be determined by the Committee, and the Committee shall have the discretion, power and authority to determine all questions arising in connection with the administration, interpretation and application of the Plan. The Committee may elect to terminate the Plan within 30 days prior to or 12 months after a change in control. The Board may amend or terminate the Plan at any time, provided, however, that no such action shall affect a Participant’s right to receive the full amount of his or her account balance.

The Board has additionally authorized the establishment of a grantor trust known as a “rabbi trust” for the purpose of holding certain assets that may be used to pay all or a portion of the Participants’ account balances. The assets held in the rabbi trust will remain available to satisfy claims of the Registrant’s general creditors in the event of the Registrant’s insolvency or bankruptcy. The Registrant may also purchase life insurance coverage with respect to the Participants in the Plan. The benefits from such coverage may be used by the Registrant to make distributions to Participants upon the occurrence of a distribution event under the Plan.

This summary of the terms of the Plan is not intended to be complete and is qualified in its entirety by reference to the Plan, which is attached hereto as Exhibit 4.6

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Code of Regulations provides that the Registrant shall indemnify any director or officer and any former director or officer (and his or her heirs, executors and administrators) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person by reason of the fact that he or she is or was such director or officer, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by Ohio law. The Amended and Restated Code of Regulations also provides that the Registrant may pay expenses including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager or agent in defending any action, suit or proceeding, whether civil or criminal, administrative or investigative, in advance of the final disposition of the action, suit, or proceeding, as authorized by the Board in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he or she is not entitled to be indemnified by the Registrant. The Amended and Restated Code of Regulations of the Registrant provides that the rights to indemnification conferred thereunder shall not be exclusive of any other right which any person may have or hereafter acquire under applicable law, the Registrant’s Articles of Incorporation, the Registrant’s Regulations, any agreement, any vote of shareholders or of disinterested directors, or otherwise. The Registrant maintains director and officer liability insurance for the benefit of its directors and officers and those of its wholly owned subsidiaries.

Ohio law also provides for the indemnification of directors, officers and employees of Ohio corporations. Among other things, the Ohio General Corporation Law requires the indemnification of a director, officer, employee or agent if he or she has been successful on the merits or otherwise in the defense of any action, suit or proceeding, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding. In addition, the Ohio General Corporation law provides that unless the articles or regulations specifically provide otherwise, or unless the only liability asserted is pursuant to Section 1701.95 (liability for unlawful loans, dividends, distribution of assets), expenses, including attorneys’ fees incurred by a director shall be paid by a corporation as they are incurred, in advance of final disposition, upon receipt of any undertaking by or on behalf of the director in which he agrees to do both of the following: (i) repay such amount if it is proved by clear and convincing evidence in a Court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless regard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, act or proceeding.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Second Amended Articles of Incorporation of the Registrant (incorporated herein by reference to Registrant’s Proxy Statement on Form DEF 14A filed with the SEC (SEC File No. 001-01000) on September 21, 2010)

4.2	Amended and Restated Code of Regulations of the Registrant (incorporated herein by reference to the Registrant’s Proxy Statement on Form DEF 14A filed with the SEC (SEC File No. 001-01000) on September 21, 2010)

4.3	Amendment to Amended and Restated Code of Regulations of the Registrant (incorporated by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC (SEC File No. 001-01000) on May 9, 2011.)

4.4	Amendment to Amended and Restated Code of Regulations of the Registrant (incorporated by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC (SEC File No. 001-01000) on May 7, 2012.)

4.5	Amendment to Amended and Restated Code of Regulations of the Registrant (incorporated by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC (SEC File No. 001-01000) on October 26, 2012.)

4.6	Sparton Corporation Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the SEC (SEC File No. 001-01000) on February 4, 2014.

5.1	Opinion of Bodman PLC (filed herewith).

5.2	Opinion of Baker & Hostetler LLP (filed herewith).

23.1	Consent of BDO USA, LLP (filed herewith).

23.2	Consent of Bodman PLC (included in Exhibit 5.1).

23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5.2).

24.1	Power of Attorney (included on the signature page).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Schaumburg, State of Illinois, on the 31st day of March, 2014.

SPARTON CORPORATION

BY:	/s/ Cary B. Wood
Cary B. Wood, President
and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cary B. Wood and Mark Schlei and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person and hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Cary B. Wood Cary B. Wood	President, Chief Executive Officer and Director (Principal Executive Officer)	March 31, 2014

/s/ Mark Schlei Mark Schlei	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 31, 2014

/s/ James R. Swartwout James R. Swartwout	Chairman of the Board of Directors	March 31, 2014

/s/ James D. Fast James D. Fast	Director	March 31, 2014

/s/ Joseph J. Hartnett Joseph J. Hartnett	Director	March 31, 2014

/s/ Charles R. Kummeth Charles R. Kummeth	Director	March 31, 2014

/s/ Douglas R. Schrank Douglas R. Schrank	Director	March 31, 2014

/s/ David P. Molfenter David P. Molfenter	Director	March 31, 2014

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Second Amended Articles of Incorporation of the Registrant (incorporated herein by reference to Registrant’s Proxy Statement on Form DEF 14A filed with the SEC (SEC File No. 001-01000) on September 21, 2010)

4.2	Amended and Restated Code of Regulations of the Registrant (incorporated herein by reference to the Registrant’s Proxy Statement on Form DEF 14A filed with the SEC (SEC File No. 001-01000) on September 21, 2010)

4.3	Amendment to Amended and Restated Code of Regulations of the Registrant (incorporated by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC (SEC File No. 001-01000) on May 9, 2011.)

4.4	Amendment to Amended and Restated Code of Regulations of the Registrant (incorporated by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC (SEC File No. 001-01000) on May 7, 2012.)

4.5	Amendment to Amended and Restated Code of Regulations of the Registrant (incorporated by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC (SEC File No. 001-01000) on October 26, 2012.)

4.6	Sparton Corporation Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the SEC (SEC File No. 001-01000) on February 4, 2014.

5.1	Opinion of Bodman PLC (filed herewith).

5.2	Opinion of Baker & Hostetler LLP (filed herewith).

23.1	Consent of BDO USA, LLP (filed herewith).

23.2	Consent of Bodman PLC (included in Exhibit 5.1).

23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5.2).

24.1	Power of Attorney (included on the signature page).